Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) made as of this 1st day of October, 2014, by and among International Packaging and Logistics Group Inc., a Nevada corporation having its principal place of business at 7700 Irvine Center Drive Suite 870, Irvine, CA 92618 ("IPLO"), IPLO Holdings, Inc., a Nevada corporation (“IPH”), and Idea Ventures Inc., a Delaware corporation having its principal place of business at7435 S. Eastern Ave, Ste #151, Las Vegas, NV 89123 (“IVI”).

Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to such terms in Section 27.

WHEREAS, IPH, a wholly owned subsidiary of IPLO, shall acquire 100% of the issued and outstanding common stock of IVI, and upon the merger of IVI with and into IPH, IVI will receive in exchange approximately eighty-nine percent (89%) of the issued and authorized common stock of IPLO; and

WHEREAS, IPLO is authorized to issue IVI approximately 19,050,000 (89% of the total outstanding) shares of its common stock, $.001 par value per share (the "IPLO Common Stock") as of October 1, 2014; and

WHEREAS, IPH is a wholly owned subsidiary of IPLO and is authorized to issue 25 shares of common stock, par value $.001 (referred to as the “IPH Shares”), of which 5 such IPH Shares are currently issued and outstanding and owned by IPLO; and

WHEREAS, the respective Boards of Directors of IPLO and IPH and the Boards of Directors of IVI deem it advisable and generally to the advantage and welfare of the Companies, and their respective shareholders, that (i) IPH be merged with and into IVI under the terms and conditions hereinafter set forth (the “Merger”) and to be a tax free reorganization under Section 368(a)(1)(A) of the Code; and

NOW, THEREFORE, in consideration of the premises, covenants and conditions hereof, the parties hereto do mutually agree as follows:

RECITALS

a.	IPH, a Nevada Corporation and Wholly owned subsidiary of International Packing and Logistics Group Inc. (“IPLO”) agrees to acquire Idea Ventures, Inc. (“IVI”), a Delaware Corporation, pursuant to a stock exchange agreement.
b.	IPH will acquire 100% of the issued and outstanding shares of IVI (19,050,000 shares issued and outstanding) in exchange for 19,050,000 shares of IPLO. Upon issuance of these shares, there will be a total of 24,011,357 shares of IPLO issued and outstanding. In addition IVI will paid Allen Lin or his assigns $50,000 concurrent with the first $550,000 funding closing and $50,000 concurrent with the second $500,000 funding closing, however at the latest by December 31, 2014.
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c.	Legal fees. IVI will pay Naccarato & Associates $25,000 concurrent with the first funding for legal services related to the closing.
d.	Subsequent to acquiring IVI, IPLO will sell back its two operating divisions, H&H Glass and EZ Link Corporation to their owners prior to December 24, 2014, or later by mutual consent. The terms of the sale is as follows: i) in consideration for purchasing H&H Glass including all its liabilities and assets, Allen Lin will exchange 2,615,000 of the IPLO common shares held by Standard Resources, and ii) for consideration of EZ Link Corp including all its liabilities and assets being sold Michael Chao, he or his assigns will exchange all issued and outstanding Series B preferred shares. At this time any relations with EZ Link Corp and EZ Link BVI will terminate.
e.	The disposal of assets may require shareholder approval and the filing of a proxy. Costs of this filing will be paid for by IVI.
f.	IVI will agree to pay the 2014 auditor fees as part of the transaction. (RSSM, LLP – Auditors)
g.	Total shares of IPLO issued and outstanding after the above exchange and sale back of H&H Glass and EZ Link will be 21,396,357 shares, giving IVI a 89% ownership position.
h.	IVI agrees to negotiate directly with the Series “A” preferred shareholders for any potential exchange agreement.
i.	The value of IVI transaction will be determined by an independent valuation.

1. Vote on Merger and Related Matters. The Constituent Corporations shall each, as soon as practicable but prior to closing, and in no event later than 20 days after the execution and delivery hereof, (i) cause a special meeting of its shareholders to be called to consider and vote upon the Merger on the terms and conditions hereinafter set forth, or (ii) obtain written consent of such shareholders as is necessary to approve the Merger. Subject to the further conditions and provisions of this Agreement, a closing of the Merger shall be held (the “Closing”), and a certificate of merger and all other documents or instruments deemed necessary or appropriate by the parties hereto to effect the Merger shall be executed and filed with the Secretary of State of Delaware and Nevada as promptly as possible thereafter.

2. Representations and Warranties Idea Ventures Inc. (“IVI”). IVI represents and warrants as follows, except to the extent set forth on the IVI Schedule of Exceptions:

(a) IVI is, and on the Effective Date will be, a duly organized and a validly existing Corporation in good standing under the laws of the State of Delaware and in such other jurisdictions as it is qualified to do business. All Outstanding IVI shares, on the Effective Date, will be duly authorized, validly issued, fully paid and nonassessable. Any issued or outstanding rights, options or warrants to purchase any equity interest in IVI, including but not limited to any other issued or outstanding securities of any nature convertible into or exercisable or exchangeable for equity interests of IVI, as applicable, will be converted in equity interest of IPLO subsequent to this transaction. The Outstanding IVI Equity Interests have all been issued pursuant to an appropriate exemption from the registration requirements of the Securities Act and from any applicable registration requirements of the various states.

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(b) IVI does not have, and on the Effective Date will not have, any subsidiaries, nor does it own any direct or indirect interest in any other business entity.

(c) IVI has, and on the Effective Date will have, full power and authority to enter into this Agreement and, subject to any required shareholder or other third party approval in accordance with the laws of the State of Delaware, to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been duly approved prior to the Closing, by IVI shareholders.

(d) IVI is qualified or licensed as a foreign corporation in all jurisdictions where its business or ownership of assets so requires, except where the failure to be qualified or licensed would not have a material adverse effect on the business of IVI. The business of IVI does not require it to be registered as an investment company or investment adviser; as such terms are defined under the Investment Company Act of 1940 and the Investment Advisers Act of 1940, each as amended.

(e) Interim Financial Statements with be provided and subsequently audited within the 71 days required reporting period.

(f) There has not been, and on the Effective Date there will not have been in the aggregate, any material adverse change in the condition, financial or otherwise, of IVI from that set forth in the Financial Statements.

(g) Except for transactions occurring in the ordinary course of business, there has not been, and on the Effective Date there will not have been, any transactions involving IVI since September 30, 2014 in an amount in excess of $25,000.

(h) There are, and on the Effective Date will be, no liabilities (including, but not limited to, tax liabilities) or claims against IVI (whether such liabilities or claims are contingent or absolute, direct or indirect, matured or unmatured) not appearing on the Financial Statements, other than liabilities incurred in the ordinary course of business or taxes incurred on earnings since September 30, 2014.

(i) All federal, state, county and local income, excise, property and other tax or information returns required to be filed by IVI have been filed, and all required taxes, fees or assessments have been paid or an adequate reserve therefore has been established in the Financial Statements. The federal income tax returns and state and foreign income tax returns of IVI have not been audited by the IRS or any other taxing authority within the past five (5) years. Neither the IRS nor any state, local or other taxing authority has proposed any additional taxes, interest or penalties with respect to IVI or any of their operations or businesses. There are no pending, or to the knowledge of IVI, threatened, tax claims or assessments, and there are no pending, or to the knowledge of IVI, threatened, tax examinations by any taxing authorities. IVI has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns of IVI, for any year.

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(j) Reserved

(k) Reserved

(l) Reserved

(m) Reserved

(n) There are, and on the Effective Date there will be, no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature pending, or to IVI’s knowledge, as applicable, threatened, involving IVI, individually or in the aggregate in which an unfavorable determination could result in suspension or termination of IVI’s business or authority to conduct such business in any jurisdiction or could result in the payment by IVI of more than $25,000 individually or $100,000 in the aggregate, or challenging the validity or propriety of the transactions contemplated by this Agreement and, to IVI’s best knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation. IVI is not a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect the business, operations, properties, assets or financial condition of IVI.

(o) Since September 30, 2014 there have been, and through the Effective Date there will be (i) no bonuses or extraordinary compensation to any of the officers of the company, (ii) no loans made to or any other transactions with any of the officers of the company or their families, and (iii) no dividends or other distributions declared or paid by IVI.

(p) Reserved

(q) IVI has, and on the Effective Date will have, no patents, patent applications, trademarks, trademark registrations or applications, trade names, copyrights, copyright registrations or applications, or other intellectual property. IVI does not have knowledge of any infringements by it of any third party's intellectual property.

(r) Since its inception, IVI has, and on the Effective Date will have, in all material respects operated its business and conducted its affairs in compliance with all applicable laws, rules and regulations, except where the failure to so comply did not have and would not be expected to have a material adverse effect on its business or property.

(s) There are, and on the Effective Date there will be, no loans, leases or other Contracts outstanding between IVI and any of its officers or any person related to or affiliated with any such officers.

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(t) During the past five year period neither IVI, nor any of its officers or Directors, nor any person intended upon consummation of the Merger to become an officer or director of either IVI or IPLO or any successor entity or subsidiary, has been the subject of:

(i) a petition under the Federal bankruptcy laws or any other insolvency or moratorium law or has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of IVI or such person, or any partnership in which IVI or any such person was a general partner at or within two years before the time of such filing, or any corporation or business association of which IVI or any such person was an executive officer at or within two years before the time of such filing;

(ii) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated or driving under the influence);

(iii) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining IVI or any such person from, or otherwise limiting, the following activities:

(A) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission (“CFTC”) or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(B) engaging in any type of business practice; or

(C) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws;

(iv) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of IVI or any such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

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(v) a finding by a court of competent jurisdiction in a civil action or by the Commission to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; or

(vi) a finding by a court of competent jurisdiction in a civil action or by the CFTC to have violated any federal commodities law, and the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated.

(u) IVI does not have any pension plan, profit sharing or similar employee benefit plan.

(v) Except for the consent and approval of the Members and the filing of the Certificate of Merger, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by IVI of this Agreement and (ii) the consummation by IVI of the Merger and by IVI of all other transactions contemplated hereby. This Agreement has been duly executed and delivered by IVI and constitutes the legal, valid and binding obligation of IVI, enforceable against it in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of rights hereunder or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(w) IVI knows of no person who rendered any service in connection with the introduction of IPLO, IPH or IVI to any of the other companies, and they know of no claim by anyone for a “finder's fee” or similar type of fee in connection with the Merger and the other transactions contemplated hereby.

(x)

(y) None of the information supplied or to be supplied by or about IVI for inclusion or incorporation by reference in any information supplied to holders of IPLO Common Stock concerning the Merger, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(z) The execution and delivery by IVI of this Agreement, the consummation and performance of the transactions herein contemplated, and compliance with the terms of this Agreement by IVI will not conflict with, result in a breach of or constitute or give rise to a default under (i) any indenture, mortgage, deed of trust or other agreement, instrument or Contract to which IVI is now a party or by which it or any of its assets or properties are bound; (ii) the Articles of Organization or the Operating Agreement of IVI, in each case as amended; or (iii) any law, order, rule, regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over IVI or any of its business or properties wherein such breach could have a material adverse effect on IVI or any of its business or properties.

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(aa) To the best of its knowledge, IVI is not in violation of any federal, state or local environmental law or regulation.

3. Representations and Warranties of IPLO Holdings, Inc.(“IPH”). IPH represents and warrants as follows:

(a) IPH is, and on the Effective Date will be, a duly organized and validly existing corporation in good standing under the laws of the State of Nevada, authorized to issue only the IPH Shares. On the Effective Date there will be issued and outstanding all of the IPH Shares, which shall be fully paid and nonassessable and all of which shall be owned by IPLO. There are no, and on the Effective Date there will be no issued or outstanding options or warrants to purchase IPH Shares or any issued or outstanding securities of any nature convertible into IPH Shares, or any agreements or understandings to issue any IPH Shares, options or warrants.

(b) IPH has been organized solely for the purpose of consummating the Merger and, since its inception, has had no business activity of any nature other than those related to its organization or as contemplated by this Agreement.

(c) IPH has, and on the Effective Date will have, full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors of IPH.

(d) Since its inception, IPH has not issued or committed itself to issue, and to the Effective Date will not issue or commit to issue, any IPH Shares or any options, rights, warrants, or other securities convertible into IPH Shares, except for the issuance of the IPH Shares to IPLO.

(e) Except for the consent and approval of the shareholders of IPH, and the filing of the Certificate of Merger, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by IPH of this Agreement and (ii) the consummation by IPH of the Merger and the other transactions contemplated hereby.

(f) The execution and delivery by IPH of this Agreement, the consummation and performance of the transactions herein contemplated, and compliance with the terms of this Agreement by IPH will not conflict with, result in a breach of or constitute or give rise to a default under any indenture, mortgage, deed of trust or other agreement, instrument or contract to which IPH is now a party or by which it or any of its assets or properties are bound or its Certificate of Incorporation or the bylaws of IPH as amended, or any law, order, rule or regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over IPH or any of its businesses or properties.

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(g) IPH is, and on the Effective Date will be duly authorized, qualified, and licensed under any and all applicable laws, regulations, ordinances, or orders of public authorities to carry on its business in the places and in the manner as presently conducted or as contemplated in this Agreement. The business of IPH does not require it to be registered as an investment company or investment adviser as such terms are defined under the Investment Company Act and the Investment Advisers Act of 1940, each as amended.

(h) IPH has, and on the Effective Date will have no subsidiaries.

(i) Except for (i) the incurring of expenses of its organization, (ii) the issuance of the IPH Shares to IPLO, (iii) the incurring of expenses relating to this Agreement and the consummation of the transactions contemplated by this Agreement, and (iv) the consummation of the Merger, IPH has had, and on the Effective Date will have had no business and no financial or other transactions of any nature whatsoever.

(j) IPH has, and on the Effective Date will have no liabilities (including, but not limited to, tax liabilities) nor are there, or on the Effective Date will there be, any claims against IPH (whether such liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) except for liabilities for its organization expenses or expenses incurred in connection with the Merger.

(k) IPH has, and on the Effective Date will have no fixtures, furniture, equipment, inventory or accounts receivable.

(l) IPH has, and on the Effective Date will have no contracts and commitments to which it is, or on the Effective Date will be a party, except for this Agreement and other documents and instruments contemplated hereby in connection with the Merger.

(m) There are, and on the Effective Date there will be no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against IPH, or challenging the validity or propriety of the transactions contemplated by this Agreement and, to IPH's best knowledge, there is no reasonable basis for any other proceeding, claim, action or governmental investigation against IPH. IPH is not a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect the business, operations, properties, assets or financial condition of IPH.

(n) Since the inception of IPH there have been, and to the Effective Date there will be (i) no salaried or otherwise compensated employees and no bonuses paid to any officer or director of IPH; (ii) no loans made to or any transactions with any officer or director of IPH; (iii) no dividends or other distributions declared or paid by IPH; and (iv) no purchase by IPH of any IPH Shares.

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(o) Since its inception, IPH has not issued or committed itself to issue, and to the Effective Date will not issue or commit itself to issue any IPH shares or any options, rights, warrants, or other securities convertible into IPH Shares except for the issuance of the IPH Shares to IPLO.

(p) IPH has no patents, patent applications, trademarks, trademark registrations, tradenames, copyrights, copyright registrations or applications therefore.

(q) Since its inception, IPH has, and on the Effective Date will have in all material respects conducted its affairs in compliance with all applicable laws, rules and regulations.

(r) During the past five year period, no officer or director of IPH has been the subject of any Bad Event.

(s) IPH has no pension plan, profit sharing or similar employee benefit plan.

(t) IPH knows of no person who rendered any service in connection with the introduction of IPLO, IPH or IVI to any of the other Companies and they know of no claim by anyone for a “finder's fee” or similar type of fee in connection with the Merger and the other transactions contemplated hereby.

(u) IPH has no employees.

4. Representations and Warranties of IPLO. IPLO represents, warrants and covenants, except to the extent set forth on the IPLO Schedule of Exceptions or except as set forth in the reports required to be filed by IPLO under the Securities Act and the Exchange Act of 1934, as amended, including pursuant to Section 13(a) or 15(d) thereof (“SEC Reports”), as follows:

(a) IPLO is a duly organized and validly existing corporation in good standing under the laws of the State of Nevada, authorized to issue an aggregate of 900,000,000 shares of IPLO Common Stock. On the Effective Date, there will be issued and outstanding no more than 24,011,357 shares of IPLO Common Stock, all of which such issued and outstanding shares will be validly issued, fully paid and nonassessable. The fully diluted number of shares will be not more than 25,386,087 shares of common stock. Except as contemplated by this Agreement, on the Effective Date there will be no issued or outstanding options, warrants or other rights, or commitments or agreements of any kind, contingent or otherwise, to purchase or otherwise acquire shares of IPLO Common Stock or any issued or outstanding securities of any nature convertible into shares of IPLO Common Stock (see Exhibit B). There is no proxy or any other agreement, arrangement or understanding of any kind authorized or outstanding which restricts, limits or otherwise affects the right to vote any shares of IPLO Common Stock.

(b) IPLO is, and on the Effective Date will be, duly authorized, qualified and licensed under any and all applicable laws, regulations, ordinances or orders of public authorities to carry on its business in the places and in the manner as presently conducted. The business of IPLO does not require it to be registered as an investment company or investment advisor, as such terms are defined under the Investment Company Act and the Investment Advisors Act of 1940.

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(c) IPLO has, and on the Effective Date the following subsidiaries:

1. H&H Glass, Illinois – Incorporated July 1, 1989.

2. EZ Link Holdings Ltd. was incorporated in 2009, under the laws of the British Virgin Islands.

3. IPLO Holding Inc. Nevada - Incorporated September 30, 2014

(d) The financial statements of IPLO, consisting of its Balance Sheets as at December 31, 2012 and 2013, and its Statement of Operations for the fiscal years ended December 31, 2012 and 2013, its Statement of Stockholders' Equity as of December 31, 2012 and 2013, and its Statement of Cash Flows for the fiscal years ended December 31, 2012 and 2013, all together with accompanying notes, have been audited by independent public accountants, are complete and correct in all material respects, present fairly the financial position of IPLO and the results of operations and changes in financial position for the respective periods ended on such dates, and were prepared in accordance with generally accepted accounting principles consistently applied during the periods. The interim financial statements of IPLO, consisting of its Balance Sheet as of September 30, 2014 and its Statement of Operations, Statement of Stockholders' Equity and Statement of Cash Flows for the nine-month period ending September 30, 2014 will not be available until around November 15, 2014 and will be prepared in accordance with generally accepted accounting principles and have been adjusted for all normal and recurring accruals and present fairly the financial position of IPLO and the results of operations and changes in financial position for the respective periods ended on such dates, and were prepared in accordance with generally accepted accounting principles consistently applied during the periods. All the financial statements referenced herein regarding IPLO are collectively referred to as the “IPLO Financial Statements”, all of which are set forth in the SEC Reports publicly filed with the Commission.

(e) There has not been, and on the Effective Date there will not have been, any material change in the financial condition of IPLO from that set forth in the IPLO Financial Statements except for (i) transactions in the ordinary course of business, (ii) transactions relating to this Agreement, and (iii) the incurring of expenses and liabilities relating to this Agreement.

(f) There are, and on the Effective Date will be, no liabilities (including, but not limited to, tax liabilities) or claims against IPLO (whether such liabilities or claims are contingent or absolute, direct or indirect, accrued or unaccrued and matured or unmatured) not appearing on the IPLO Financial Statements, except for (i) liabilities for expenses incurred relating to this Agreement and the consummation of the transactions contemplated hereby and (ii) liabilities and commitments incurred or made in the ordinary course of IPLO’s business or taxes incurred on earnings since December 31, 2013.

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(g) All federal, state, county and local income, excise, property or other tax returns required to be filed by IPLO have been filed and all required taxes, fees or assessments have been paid or an adequate reserve therefore has been set up in the IPLO Financial Statements.

(h) Reserved

(i) Reserved

(j) There are, and on the Effective Date there will be, no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature pending or to IPLO's knowledge threatened in writing, against IPLO, including, but not limited to any shareholder claims or derivative actions, or challenging the validity or propriety of the transactions contemplated by this Agreement, and, to IPLO’s best knowledge, there is no reasonable basis for any proceeding, claim, action or governmental investigation against IPLO. IPLO is not a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect the business, operations, properties, assets or financial condition of IPLO.

(k) Reserved

(l) IPLO has not issued or committed itself to issue, and to the Effective Date will not issue or commit itself to issue, any additional common shares or any options, rights, warrants, or other securities convertible into common shares, except as contemplated by this Agreement.

(m) IPLO has no patents, no patent applications, trademarks, trademark registrations, trade names, copyrights, copyright registrations or applications therefor. IPLO has no knowledge of any infringements by it of any third party's intellectual property.

(n) IPLO has, and on the Effective Date will have, in all material respects operated its business and conducted its affairs in compliance with all applicable laws, rules and regulations.

(o) Reserved

(p) During the past five year period, no officer or director of IPLO has been the subject of any undisclosed Bad Event.

(q) IPLO has no pension plan, profit sharing or similar employee benefit plan.

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(r) Except for the consent and approval of the Boards of Directors of IPH and IPLO and IVI the filing of a Certificate of Merger, and the filing of a Form 8-K within 4 days of the Effective Date, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by IPLO of this Agreement and (ii) the consummation of the Merger and the other transactions contemplated hereby. IPLO has, and on the Effective Date will have, full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been, or will be prior to the Effective Date, duly approved by the Board of Directors of IPLO. This Agreement has been duly executed and delivered by IPLO and constitutes the legal, valid and binding obligation of IPLO enforceable against it in accordance with the terms hereof except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of rights hereunder or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(s) IPLO knows of no person who rendered any service in connection with the introduction of IPLO, IPH or IVI to any of the other companies and they know of no claim by anyone for a “finder's fee” or similar type of fee in connection with the Merger and the other transactions contemplated hereby.

(t) Reserved

(u) None of the information supplied or to be supplied by or about IPLO to IVI concerning the Merger contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(v) The execution and delivery by IPLO of this Agreement, the consummation and performance of the transactions herein contemplated, and compliance with the terms of this Agreement by IPLO will not conflict with, result in a breach of or constitute a default under (i) any indenture, mortgage, deed of trust or other agreement, instrument or contract to which IPLO is now a party or by which it or any of its assets or properties is bound; (ii) the Certificate of Incorporation, as amended, or the bylaws of IPLO, in each case as amended; or (iii) any law, order, rule or regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over IPLO or any of its business or properties.

(w) To the best of its knowledge, IPLO is not in violation of any federal, state or local environmental law or regulation.

5. Representations to Survive Closing. All of the representations, covenants and warranties contained in this Agreement (including all statements contained in any certificate or other instrument delivered by or on behalf of IPLO, IPH or IVI pursuant hereto or in connection with the transactions contemplated hereby) shall survive the Closing for a period of two (2) years from the Effective Date.

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7. Surviving Corporation. The surviving entity shall be IVI. Its name, identities, articles of organization, operating agreement, existence, purposes, powers, objects, franchises, rights and immunities shall be unaffected and unimpaired by the Merger, except as described in the Certificate of Merger.

8. Treatment of Shares of Constituent Corporations. The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the securities of each of the Constituent Corporations are as follows:

(a) All of the Outstanding IVI shares shall be exchanged by virtue of the Merger at the Effective Date into approximately 89% of IPLO’s outstanding shares as of the Effective Date or approximately 19,050,000 (see Exhibit C) of IPLO Common Stock.

(b) IPH shall acquire 100% of IVI outstanding shares as of the effective date.

(c) The separate existence and corporate organization of IPH, except insofar as it may be continued by statute, shall cease on Effective Date and IVI shall become a wholly owned subsidiary of IPLO.

9. Rights and Liabilities of Surviving Corporation. (a) On and after the Effective Date, IVI, as the surviving entity of the Merger, shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers and franchises, both public and private and all of the property, real, personal and mixed, of IPH; all debts due to IPH on whatever account shall be vested in IVI; all claims, demands, property, rights, privileges, powers, franchises and every other interest of IPH shall be as effectively the property of IVI as they were of IPH; the title to any real estate by deed or otherwise in IPH shall not revert or be in any way impaired by reason of the Merger, but shall be vested in IVI; all rights of creditors and all liens upon any property of IPH shall be preserved unimpaired, limited in lien to the property affected by such lien at the Effective Date; all debts, liabilities and duties of IPH shall thenceforth attach to IVI and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; and IVI shall indemnify and hold harmless IPLO and the officers and directors of IPH against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

10. Further Assurances of Title. As and when requested by IVI, or by any of its successors or assigns, IPH shall execute and deliver, or cause to be executed and delivered, all such deeds and instruments and will take or cause to be taken all such further action as IVI may deem necessary or desirable in order to vest in and confirm to IVI title to and possession of the property acquired by IVI by reason or as a result of the Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of IVI and IPLO are fully authorized in the name of IVI or IPLO or otherwise to take any and all such action.

11. Conditions of Obligations of IPH and IPLO. The obligation of IPH and IPLO to consummate the Merger is subject to the following conditions prior to the Effective Date:

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(a) IVI has not suffered an uninsured loss on account of fire, flood, accident, or other calamity of such a character as to interfere materially with the continuous operation of its business or materially affect adversely its condition, financial or otherwise, regardless of whether or not such loss shall have been insured.

(b) That no material transactions shall have been entered into by IVI other than transactions in the ordinary course of business between September 30, 2014 and the Effective Date, other than as referred to in this Agreement or in the schedules annexed, except with the prior written consent of IPLO.

(c) Except as disclosed in this Agreement or in the schedules annexed hereto, that no material adverse change in the aggregate shall have occurred in the financial condition of IVI since September 30, 2014.

(d) That none of the properties or assets of IVI shall have been sold or otherwise disposed of other than in the ordinary course of business during such period, except with the prior written consent of IPLO.

(e) That IVI shall have performed and complied with the provisions and conditions of this Agreement on its part to be performed and complied with, and that the representations and warranties made by IVI in this Agreement are true and correct, both when made and as of the Effective Date.

(f) That all applicable filings and regulatory approvals required to be made or obtained by IVI have been made or obtained.

(g) That this Agreement and the transactions contemplated hereby shall have been approved by appropriate action of IVI, the Managing Member and the Members.

(h) That there shall have been full compliance with the applicable securities or “blue sky” laws and regulations of any state or other governmental body having jurisdiction over the Merger.

(i) That IPLO shall have received from IVI the following documents:

(i)	Certificate of Incorporation of IVI;
(ii)	Good Standing Certificate of IVI;
(iii)	Organizational minutes of IVI and any other documents required by Section 16 of this agreement;
(iv)	By-Laws of IVI;
(v)	Written consent of shareholders of IVI authorizing the Merger;
(vii)	Written consent of the Board of Directors of IVI authorizing the Merger; and
(viii)	Officer’s Certificate of IVI evidencing compliance with the provisions of this Section 11
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12. Conditions of Obligations of IVI. The obligations of IVI to consummate the Merger are subject to the following conditions prior to the Effective Date:

(a) That IPH and IPLO are in compliance with their respective representations, warranties and covenants contained herein, and that IVI shall receive from each of IPH and IPLO a certificate to such effect from the President of IPH and IPLO as of the Effective Date.

(b) That IPH and IPLO shall not have suffered any loss on account of fire, flood, accident or other calamity of such a character as to interfere materially with the continuous operation of its business or materially affect adversely its condition, financial or otherwise, regardless of whether or not such loss shall have been insured.

(c) That no material transactions shall have been entered into by IPH or IPLO other than transactions in the ordinary course of business since December 31, 2013, other than as referred to in this Agreement, except with the prior written consent of IVI.

(d) That no material adverse change shall have occurred in the financial condition of IPH or IPLO since December 31, 2013 other than as referred to in this Agreement.

(e) That none of the properties or assets of IPH or IPLO shall have been sold or otherwise disposed of other than in the ordinary course of business since December 30, 2013, except with the written consent of IVI.

(f) That IPH and IPLO shall each have performed and complied with the provisions and conditions of this Agreement on its part to be performed and complied with, and that the representations and warranties made by IPLO herein are true and correct.

(g) That all applicable filings and regulatory approvals required to be made or obtained by IPLO have been made or obtained.

(h) That IPLO shall have held a meeting of its Board of Directors at which meeting one of its directors shall resign and the person designated by IVI shall have been appointed as director of IPLO, all subject to the consummation of the Merger.

(i) That IVI shall have received from IPLO and IPH the following documents:

(i)	Original signature page of this Agreement duly executed by IPLO and IPH;
(ii)	Good Standing Certificate of IPLO;
(iii)	Good Standing Certificate of IPH;
(iv)	Certificate of Incorporation of IPLO;
(v)	Certificate of Incorporation of IPH;
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(vi)	Organizational minutes of IPLO and any other documents required by Section 15 of this agreement;
(vii)	Organizational minutes of IPH and any other documents required by Section 15 of this agreement;
(viii)	By-Laws of IPLO;
(ix)	By-Laws of IPH;
(x)	Written consent of shareholders of IPH authorizing the Merger;
(xi)	Written consent of the Board of Directors of IPLO authorizing the Merger;
(xii)	Officer’s Certificate of IPLO evidencing compliance with the provisions of this Section 12; and
(xiii)	Officer’s Certificate of IPH evidencing compliance with the provisions of this Section 12 of this agreement.

13. Abandonment. This Agreement and the Merger may be abandoned (a) by any of the Companies, acting by its Board of Directors, at any time prior to its adoption by the shareholders of such Company, as provided by law, (b) by any of the Companies, acting by its Board of Directors by written notice to the other parties hereto, at any time in the event of the failure of any condition in favor of such entity as to which the consummation of the Merger is subject, or (c) by the consent of all the Companies, acting each by its Board of Directors, at any time after such adoption by such shareholders and prior to the Effective Date. In the event of abandonment of this Agreement, the same shall become wholly void and of no effect, and there shall be no further liability or obligation hereunder on the part of any of the Companies, their respective Boards of Directors or any other party to this Agreement.

14. Closing or Termination. In the event the Closing of this Agreement shall not take place by November 7, 2014, due to failure of any condition of closing required herein, any party shall have the right to terminate this Agreement, in which event no party shall have any further right or obligation as against any other.

15. Delivery of Corporate Proceedings of IPLO and IPH. At the Closing, IPLO and IPH shall deliver to counsel for IVI the originals of all of the corporate proceedings of IPLO and IPH, duly certified by their respective Secretaries, relating to this Agreement.

16. Delivery of Corporate Proceedings of IVI. At the Closing, IVI shall deliver to counsel for IPLO and IPH the originals of all of the corporate proceedings of IVI, duly certified by its Secretary, relating to this Agreement and a draft of the language proposed to be included the Form 8-K to be filed within 4 days of the Effective Day, which draft shall be substantially in compliance with the requirements of Form 8-K.

17. Limitation of Liability. The representations and warranties made by any party to this Agreement are intended to be relied upon only by the other parties to this Agreement and by no other person. Nothing contained in this Agreement shall be deemed to confer upon any person not a party to this Agreement any third party beneficiary rights or any other rights of any nature whatsoever.

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18. Further Instruments and Actions. Each party shall deliver such further instruments and take such further action as may be reasonably requested by any other in order to carry out the intent and purposes of this Agreement.

19. Governing Law. This Agreement is being delivered and is intended to be performed in the State of Nevada and shall be construed and enforced in accordance with the laws of such State without regard to conflicts of laws thereof.

20. Notices. All notices or other communications to be sent by any party to this Agreement to any other party to this Agreement shall be sent by certified mail, nationwide overnight delivery service or by personal delivery or nationwide overnight courier to the addresses hereinbefore designated, or such other addresses as may hereafter be designated in writing by a party.

21. Binding Agreement. This Agreement represents the entire agreement among the parties hereto with respect to the matters described herein and is binding upon and shall inure to the benefit of the parties hereto and their legal representatives, successors and permitted assigns. This Agreement may not be assigned and, except as stated herein, may not be altered or amended except in writing executed by the party to be charged.

22. Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute the entire Agreement.

23. Severability. The provisions of this Agreement shall be severable, so that the unenforceability, validity or legality of any one provision shall not affect the enforceability, validity or legality of the remaining provisions hereof.

24. Joint Drafting. This Agreement shall be deemed to have been drafted jointly by the parties hereto, and no inference or interpretation against any party shall be made solely by virtue of such party allegedly having been the draftsperson of this Agreement.

25. Reliance on Certificates. In rendering any opinion referred to herein, counsel for the parties hereto may rely, as to any factual matters involved in their respective opinions, on certificates of public officials and of corporate and company officers, and on such other evidence as such counsel may reasonably deem appropriate and, as to the matters governed by the laws of jurisdictions other than the United States or the States of Delaware, Nevada and California, an opinion of local counsel in such other jurisdiction(s), which counsel shall be satisfactory to the other parties in the exercise of their reasonable discretion.

26. Public Announcements. All parties hereto agree that any public announcement, press release or other public disclosure of the signing of this Agreement shall be made jointly and only after all parties hereto have reviewed and approved the language and timing of such disclosure, except as such disclosure may be required pursuant to any legal obligation or order of any court having proper jurisdiction over any of the parties hereto.

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27. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated in this Section 27:

“Bad Events” shall mean, collectively, the events described in clauses (i) through (vi) of Section 2(t).

“Certificate of Merger” shall have the meaning set forth in Section 1.

“CFTC” shall have the meaning set forth in Section 2(t)(iii)(A).

“Closing” shall have the meaning set forth in Section 1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Reports” shall have the meaning set forth in the opening paragraph of Section

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“Companies” shall mean, collectively, IPLO, IPH and IVI.

“Contracts” shall have the meaning set forth in Section 2(m).

“Constituent Corporations” shall mean, collectively, IVI and IPH.

“Effective Date” shall mean the date the Certificate of Merger is filed with the appropriate State.

“IPLO” shall mean IPLO Inc., a Delaware corporation.

“IPLO Common Stock” shall have the meaning set forth in the second recital to this Agreement.

“IPLO Financial Statements” shall have the meaning set forth in Section 4(d).

“IPLO Schedule of Exceptions” shall mean the schedule of exceptions to the representations, warranties and covenants of IPLO annexed hereto and made a part hereof.

“Financial Statements” shall have the meaning set forth in Section 2(e).

“IPH” shall mean YesRx.com, Inc., a Delaware corporation and wholly owned subsidiary of IPLO.

“IPH Shares” shall have the meaning set forth in the third recital to this Agreement.

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“IRS” shall mean the Internal Revenue Service.

“Merger” shall have the meaning set forth in the fourth recital to this Agreement.

“Outstanding IPLO Common Stock” shall have the meaning set forth in the second recital to this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

“IVI” shall mean Idea Ventures, Inc., a Delaware Corporation

“IVI Schedule of Exceptions” shall mean the schedule of exceptions to the representations, warranties and covenants of IVI annexed hereto and made a part hereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have made and executed this Agreement as of the day and year first above written.

International Packaging and Logistics Group Inc

By: /s/ Owen Naccarato
Name: Owen Naccarato
Title: CEO

Idea Ventures Inc.

By: /s/ Wilfred Shaw
Name: Wilfred Shaw
Title: President

IPLO Holdings Inc.

By: /s/ Owen Naccarato
Name: Owen Naccarato
Title: CEO

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